UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 5, 2009

The Estée Lauder Companies Inc.

 (Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York		10153
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition.

On February 5, 2009, The Estée Lauder Companies Inc. (the “Company”) issued a press release announcing its financial results for the fiscal quarter and six months ended December 31, 2008.  The release also includes the Company’s estimates related to its fiscal 2009 third quarter and full year net sales and diluted net earnings per common share.  A copy of the press release is attached hereto as Exhibit 99.1 and, except for the section “Four-Year Strategy,” is incorporated herein by reference.

ITEM 2.05 Costs Associated with Exit or Disposal Activities.

The Company’s press release referred to in Item 2.02 above included an announcement of the implementation of various costs savings programs.  The programs are expected to include a number of initiatives to resize and reorganize the Company to achieve long-term profitable growth.  The Company anticipates this multi-faceted initiative to result in projected one-time restructuring and other special charges between $350 million and $450 million as it is implemented over the next few fiscal years.

The Company’s analysis is preliminary and therefore is subject to change.  The Company will announce further details as initiatives are finalized.  At this time, the Company is not able, in good faith, to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor the charges and future cash expenditures associated therewith.  The Company will file an amendment to this report upon the determination of such amounts.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated February 5, 2009 of The Estée Lauder Companies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date: February 5, 2009	By:	/s/RICHARD W. KUNES
Richard W. Kunes
Executive Vice President
and Chief Financial Officer
(Principal Financial and
Accounting Officer)

THE ESTÉE LAUDER COMPANIES INC.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 5, 2009 of The Estée Lauder Companies Inc.